Exhibit (8)(dd)(k)

Amendment to Fund Participation Agreement

This Amendment to Fund Participation Agreement (the “Amendment”) is dated August 7, 2013, and is entered into by and among Jefferson National Life Insurance Company (the “Company”), ALPS Variable Investment Trust (the “Trust” or the “Fund,” and each series of the Trust listed on Schedule B, as applicable, to the Agreement, each a “Portfolio” and collectively, the “Portfolios”), ALPS Portfolio Solutions Distributor, Inc. (the “Distributor”), and ALPS Advisors, Inc., (“AAI” or “Adviser”).

WHEREAS, the Company, the Trust, the Distributor and AAI entered into a Fund Participation Agreement dated May 1, 2008, as amended from time to time (the “Agreement”); and

WHEREAS, the Company, the Trust, the Distributor and AAI wish to amend the Agreement in order to incorporate certain changes, as more fully set forth below.

NOW THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Schedule D to the Agreement is hereby deleted and replaced in its entirety with the new Schedule D attached hereto.

2.	Any term not otherwise defined herein shall have the meaning ascribed in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment effective as of the date first written above.

Jefferson National life insurance Company		ALPS VARIABLE INVESTMENT TRUST

By: ___________________________________		By: ___________________________________
Name:	Craig Hawley	Name:
Title:	General Counsel & Secretary	Title:

ALPS ADVISORS, INC.	ALPS PORTFOLIO SOLUTIONS DISTRIBUTOR, INC.

By: ___________________________________	By: ___________________________________
Name:	Name:
Title:	Title:

PARTICIPATION AGREEMENT

SCHEDULE B

The Separate Account(s) shown on Schedule A may invest in the following Portfolios of the Fund.

ALPS VARIABLE INVESTMENT TRUST

Ibbotson Aggressive Growth ETF Asset Allocation Portfolio (Class I/Class II)

Ibbotson Growth ETF Asset Allocation Portfolio (Class I/Class II)

Ibbotson Balanced ETF Asset Allocation Portfolio (Class I/Class II)

Ibbotson Income and Growth ETF Asset Allocation Portfolio (Class I/Class II)

Ibbotson Conservative ETF Asset Allocation Portfolio (Class I/Class II)

Ibbotson MVP ETF Portfolio (Class I/Class II/Class III)

ALPS/Alerian Energy Infrastructure Portfolio (Class I/Class III)

PARTICIPATION AGREEMENT

SCHEDULE D

In consideration of the services performed pursuant to this Agreement and as set forth below the following fee/payment schedule shall apply.

All Designated Portfolios

Name of Portfolio	Share Class	12b-1 Fee	Shareholder Service Fee
Ibbotson Aggressive Growth ETF Asset Allocation Portfolio	Class I	None	None
	Class II	0.25%	None
Ibbotson Growth ETF Asset Allocation Portfolio	Class I	None	None
	Class II	0.25%	None
Ibbotson Balanced ETF Asset Allocation Portfolio	Class I	None	None
	Class II	0.25%	None
Ibbotson Income and Growth ETF Asset Allocation Portfolio	Class I	None	None
	Class II	0.25%	None
Ibbotson Conservative ETF Asset Allocation Portfolio	Class I	None	None
	Class II	0.25%	None
ALPS/Alerian Energy Infrastructure Portfolio	Class I	None	None
	Class III	0.25%	0.25%

Notwithstanding any limitation set forth in the Agreement, effective August 1, 2013, the Adviser shall guarantee the payment set forth above shall equal or exceed $1,500 each month for the ALPS/Alerian Energy Infrastructure Portfolio (the “Guaranteed Revenue Share”). To the extent the monthly payment calculated pursuant to the above chart is less than the Guaranteed Revenue Share for the ALPS/Alerian Energy Infrastructure Portfolio, Adviser shall pay (in accordance with the terms of the Agreement) Company the difference between the calculated payment and the Guaranteed Revenue Share. The parties hereto acknowledge that the amount of the Guaranteed Revenue Share in excess of the payments calculated pursuant to the above chart is a payment made outside of the Fund’s 12b-1 or Shareholder Service Plan, and is therefore not subject to the limitations set forth in Section 6.1 of the Agreement.

In accordance with each Fund’s then current prospectus, all fees, if any, shall be paid based on the average daily net asset value of outstanding shares held by shareholders receiving services described in the Agreement. Such payments shall be computed daily and paid monthly in arrears. The determination of average daily net assets shall be made at the close of each Business Day.

Ibbotson Aggressive Growth ETF Asset Allocation Portfolio, Ibbotson Growth ETF Asset Allocation Portfolio, Ibbotson Balanced ETF Asset Allocation Portfolio, Ibbotson Income and Growth ETF Asset Allocation Portfolio and Ibbotson Conservative ETF Asset Allocation Portfolio Only

Total Assets Attributable to Shares of the Designated Portfolios Held by the Accounts From	Total Assets Attributable to Shares of the Designated Portfolios Held by the Accounts To	Revenue Sharing Will be Paid by Adviser at an Annual Rate of
$0.00	$249,999,999.99	0.125%
$250,000,000.00	$999,999,999.99	0.150%
$1,000,000,000.00	$2,249,999,999.99	0.175%
$2,500,000,000.00	above	0.200%

Such payments shall be computed daily and paid monthly in arrears. The determination of total assets attributable to shares of the Designated Portfolios held by the Accounts shall be made at the close of each Business Day. The foregoing revenue sharing payments will be made solely in connection with assets attributable to Shares of the Ibbotson Aggressive Growth ETF Asset Allocation Portfolio, Ibbotson Growth ETF Asset Allocation Portfolio, Ibbotson Balanced ETF Asset Allocation Portfolio, Ibbotson Income and Growth ETF Asset Allocation Portfolio and Ibbotson Conservative ETF Asset Allocation Portfolio.

Payment on Liquidation/Closing of Portfolio: In the event the applicable Fund, Trust, Adviser or Distributor closes the ALPS/Alerian Energy Infrastructure Portfolio to new money or to all contract owners (or decides to liquidate such Portfolio), the Adviser will pay a one-time fee of $10,000 to the Company in advance of Company taking such action. This fee will offset costs incurred by the Company for altering marketing materials, modifying its technology systems and taking other administrative actions in conjunction with such closing/liquidation. The parties hereto acknowledge that the $10,000 payment is a payment made outside of the Fund’s 12b-1 or Shareholder Service Plan, and is therefore not subject to the limitations set forth in Section 6.1 of the Agreement.